Second Quarter Report - 2020

Dear Fellow Shareholders:
On behalf of all of us at Camden National, I hope you and your loved ones are safe and healthy.
During the second quarter of 2020, we navigated new challenges, both economically and socially, as a result of the Coronavirus pandemic, and we deepened our commitment to the health and financial well-being of our customers, employees, and communities. Over the past several weeks, we have taken a measured approach to safely reopen our banking center lobbies, while remaining nimble and listening to our employees and customers. We have also been highly focused on supporting individuals and businesses with loan payment deferrals and providing over 2,900 loans from the Paycheck Protection Program (“PPP”) to customers totaling $237.0 million. I’m very proud of our team’s flexibility, hard work, and leadership as we respond to a rapidly evolving situation by keeping both urgent needs and long-term goals in mind.
Financial Impact. Financially, the pandemic has affected the economy and our company in several ways, including impacts to our revenues, balance sheet, and expense levels.
For the six months ended June 30, 2020, Camden National reported net income of $24.4 million and diluted earnings per share of $1.62, compared to $27.5 million and $1.76, respectively, for the same period last year. Despite this 11% decline in net income and 8% decline in diluted earnings per share, pre-tax, pre-provision earnings were $41.8 million for the six months ended June 30, 2020, compared to $36.2 million for the same period last year. This 15% increase was driven by strong management of interest-related products, increased revenues from residential mortgage banking, and revenues from originating and processing PPP loans.
For the first six months of 2020, return on average assets was 1.05% and return on average equity was 10.03%, compared to 1.27% and 12.36%, respectively, for the same period last year.
Asset Quality. In the first quarter this year, we opted to delay the adoption of the new accounting methodology for credit losses, commonly referred to as “CECL,” as allowed by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. For the first six months of 2020, we utilized the “incurred loss” accounting methodology and recorded a provision for credit losses of $11.2 million and had an allowance for loan losses of $35.5 million, or 1.07% of total loans, at June 30, 2020, compared to a provision for credit losses of $1.9 million and allowance for loan losses of $26.2 million, or 0.84% of total loans, for the same periods last year. We have yet to experience significant credit losses or deterioration of asset quality, but, because of the pandemic, our estimates required an increase in the allowance for loan losses and corresponding increase in provision for credit losses between periods.
We estimate that if CECL methodology had been adopted, our allowance for credit losses would have been $40.0 million to $44.0 million, or 1.20% to 1.32% of total loans, at June 30, 2020.
Although our non-performing loans to total loans at June 30, 2020 was 0.34%-a reduction from 0.48% at June 30, 2019-we anticipate a rapidly changing asset quality environment over the next six months. We currently have deferred loan payments on $546.7 million of loans at June 30, 2020 and are in active restructuring discussions with those borrowers. Based on the strength of our operating earnings and capital, we are positioned to meet the needs of not only our impacted customers, but also our shareholders.
Capital Impact. Our conservative approach to capital management continues to serve us well, especially during the pandemic crisis. At June 30, 2020, our total risk-based capital ratio of 14.56% and our common equity Tier 1 ratio of 11.69% well exceeded regulatory requirements. Our tangible common equity ratio was 8.41% at June 30, 2020.
Our strong capital position allowed us to declare a cash dividend of $0.33 per share. We did not repurchase any shares during the second quarter of 2020, as we suspended this program during the first quarter of 2020 in response to the pandemic.
Supporting Employees, Guiding Customers, Giving Back. Since the start of the pandemic, the safety and health of our employees, customers, and community members have been our primary priorities. Throughout most of the second quarter of 2020, our retail banking centers continued serving customers at our drive-through facilities and held a minimal number of pre-scheduled appointments in our lobbies. Starting June 8, 2020, we began phasing in the reopening of our banking center lobbies on a limited-hour basis with masks, gloves, sanitizer, and social distancing. The majority of our employees who are not customer-facing continue to work remotely, with the technology support of our incredible IT team.
Other customer-facing departments, including our commercial lenders and wealth management group, continue serving customers and clients virtually by leveraging enhanced technology systems. Through video-conference meetings, informational webinars, and telephone meetings, our experts are connecting with clients to provide personal support and guidance.
We have also made meaningful investments in our community during this challenging time to support individuals and families in need of help. Through our Hope@Home program, we donated more than $17,000 to local homeless shelters as a result of homes purchased and financed by Camden National Bank in the second quarter of 2020. We expanded our support for those in unsafe home environments by making an additional $17,500 contribution to Finding Our Voices, an emerging grassroots organization that advocates for the victims of domestic abuse and connects them to local agencies and shelters for support.
Over the past several months, like many organizations, we have also reflected on the persistence of racism and injustice in our society. The board of directors and management have reaffirmed our belief that as an organization that is deeply rooted in our core values and a commitment to community, we do not tolerate any discrimination based on race, gender, sexual orientation or religion. We actively educate and listen to our employees on this important element of our workplace culture-including why we embrace diversity of all kinds in the workplace, and we provide safe avenues of support for anyone

Second Quarter Report - 2020

in need. We also believe it’s our responsibility to ensure that our products and services are available to all members of our communities.
Leveraging Future Opportunities. The pandemic and economic conditions have accelerated the adoption of technology for our customers, employees, vendors, and communities. Continuously investing in our technology platforms, such as cloud-based processing and digital banking, positions us to keep pace with changing behaviors and demands. During the past several months, we have seen a significant increase in digital banking usage and customers seeking support through virtual service channels such as live chat, email, and our 24/7 call center. We are adapting our methods quickly and efficiently to support our customers and develop new business in the months and years to come.
The critical link between how we did business before the pandemic and how we’ll do business in the future is our resilient, resourceful employees. They have done a remarkable job adjusting to new work conditions while simultaneously tackling immense workloads. With more than 2,900 PPP loans, over 2,000 loan deferrals, record residential mortgage requests, and thousands of conversations with customers, our employees are leaning into what it means to deliver the best banking experience, while staying connected as teams and balancing demands in their personal lives as well. Their ability to persevere through these challenges is why we refer to our employees as “stakeholders,” because each employee has a meaningful stake in our shared success.
On behalf of our stakeholders, I want to thank you for your support.
Be healthy, be safe, be well.
Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Earnings and Dividends
Net interest income	$34,539	$31,573	$66,365	$63,468
Non-interest income	12,060	10,037	23,463	19,426
Non-interest expense	(23,509)	(23,958)	(48,070)	(46,741)
Pre-tax, pre-provision earnings(1)	23,090	17,652	41,758	36,153
Provision for credit losses	(9,398)	(1,173)	(11,173)	(1,917)
Income before taxes	13,692	16,479	30,585	34,236
Income taxes	(2,752)	(3,275)	(6,152)	(6,759)
Net income	$10,940	$13,204	$24,433	$27,477
Diluted earnings per share	$0.73	$0.85	$1.62	$1.76
Cash dividends declared per share	0.33	0.30	0.66	0.60
Performance Ratios
Return on average assets	0.90%	1.21%	1.05%	1.27%
Return on average equity	8.81%	11.63%	10.03%	12.36%
Net interest margin (fully-taxable equivalent)	3.11%	3.11%	3.10%	3.14%
Efficiency ratio[1]	50.13%	57.27%	53.17%	56.07%
Balance sheet (end of period)
Investments			$1,064,089	$933,100
Loans and loans held for sale			3,362,631	3,113,437
Allowance for loan losses			35,539	26,163
Total assets			4,959,016	4,447,038
Deposits			3,996,358	3,591,610
Borrowings			330,229	310,638
Shareholders' equity			506,467	467,759
Book Value per Share and Capital Ratios
Book value per share			$33.85	$30.26
Tangible book value per share[1]			27.31	23.88
Tangible common equity ratio[1]			8.41%	8.49%
Common equity tier 1 risk-based capital ratio			11.69%	11.47%
Total risk-based capital ratio			14.56%	14.12%
Asset Quality
Allowance for loan losses to total loans			1.07%	0.84%
Net charge-offs to average loans (annualized)			0.05%	0.03%
Non-performing loans to total loans			0.34%	0.48%
Non-performing assets to total assets			0.23%	0.34%
1 This is a non-GAAP measure. A reconciliation of non-GAAP to GAAP financial measures can be found in the Company's earnings release dated and filed with the SEC on July 28, 2020.